Amendment to the By-Laws
                                       of
                Credit Suisse Institutional High Yield Fund, Inc.

Pursuant to Article VIII of the By-Laws of Credit Suisse Institutional High Yield Fund, Inc., the name has changed to Credit Suisse Global High Yield Fund, Inc.

Dated the 21st of February, 2005